Exhibit 13(g)

FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES
between
EACH OF THE MFS CLOSED-END INVESTMENT COMPANIES
LISTED ON EXHIBIT A ATTACHED HERETO
and
COMPUTERSHARE INC.
and
COMPUTERSHARE TRUST COMPANY, N.A.

This Fee and Service Schedule (“Schedule”) is by and between Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Trust Company”) (collectively, “Agent”) and each of the MFS closed-end investment companies listed on Exhibit A attached hereto (collectively, the “Customer”), whereby Agent, Computershare, or Trust Company, as applicable, will perform the following services for Customer. This Schedule is an attachment to the Agreement dated December 18, 2006, by and between Agent and the Customer (“Agreement”), Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

1.	TERM

The fees set forth in this Schedule shall be effective for a period of three (3) years, commencing from the effective date of May 1, 2016 (“Initial Term”). Sixty (60) days before the expiration of the Renewal Term expiring on April 30, 2019, the parties to this Schedule will negotiate, in good faith, to agree upon a new fee schedule to become effective May 1, 2019.

2.	FEES

Ongoing Account Management*

This fee covers the administration of the services listed in Section 3, except as noted otherwise. Out-of-pocket expenses associated with providing these services will be charged separately.

$6.42*	Per Account

•	If the average volume of transactions, inquiries, or telephone calls significantly increases during the term of this Agreement, as a result of outside factors or unforeseen circumstances for which Agent is not the proximate cause, Agent and Customer shall negotiate an additional fee.

* A minimum annual fee of $5,000.00 shall be applicable, per fund.

Direct Filing of Unclaimed Property
•	Due DiIigence	$3.00 per Account
•	State report fee	$100 per positive report
•	Negative (nil) report fee	$ 0 per negative report
•	Account processed	$1.00 per Account escheated

Lost Shareholder Search Services
•	SEC Electronic Database Search	$3.00 per Account searched

3.	SERVICES

Administrative Services
•	Assign relationship manager

Account Maintenance
•	Maintain registered Shareholder Accounts
•	Create new Shareholder Accounts
•	Post and acknowledge address changes
•	Process other routine file maintenance adjustments
•	Post all transactions to the Shareholder file
•	Provide confirmation of authorized and issued capital amounts to Customer, upon request
•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting
•	Obtain tax certifications for companies who are tax resident in the United States
• If Customer is tax resident in a country other than the United States, Customer shall advise Agent. Additional fees may apply under such circumstance.

Share Issuance (per fund)
•	Issue, cancel and register Shares (certificate issuances, if applicable, may be subject to Shareholder-paid additional fees)
•	Process transfers as appropriate
•	Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Agent policy (subject to Shareholder-paid fee and bond premium)
•	Place, maintain and remove stop-transfer notations

Shareholder Communications (per fund)
•	Provide Customer-specific Shareholder contact number
•	Provide Interactive Voice Response (IVR) 24/7 (subject to system maintenance)
•	Respond to Shareholder inquiries (written, e-mail and web)
•	Record Shareholder calls
•	Scan and image incoming correspondence from Shareholders

Direct Registration System (“DRS”) (per fund)
•	Register, issue and transfer DRS book-entry Shares
•	Issue DRS statements of holding
•	Provide Shareholders with the ability to sell Shares in accordance with the terms and conditions, including applicable fees, of the DRS Sales Facility
•	Process sales requests within the appropriate timeframe based on the type of service requested, in accordance with the terms of the DRS Sales Facility
•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the DRS Sales Facility, in accordance with the terms and conditions of the facility
•	Coordinate the mailing of advices to Shareholders
•	Accept and cancel certificated Shares and credit such Shares into a DRS position

Online Access (per fund)
•	Provide availability to “Issuer Online,” which provides access to Customer and Shareholder information administered by Agent and permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range
•	Provide availability to “Investor Center,” which provides Shareholder Account information, transaction capabilities, downloadable forms and FAQs
•	Provide on-demand reporting to allow Customer to generate non-standard reports at Agent’s standard fee for such reports

Dividend Services (per fund)
•	Receive full funding before or on payable date by 11:00 a.m., Eastern Time via Federal Funds Wire.
•	Coordinate the mailing of monthly dividends with an additional enclosure with each dividend check
•	Prepare and file federal information returns (Form 1099) of dividends paid in a year
•	Prepare and file state information returns of dividends paid in a year to Shareholders resident within such state
•	Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from non-resident aliens
•	Coordinate the mailing of Form 1099 to Shareholders
•	Coordinate the email notification to Shareholders of the online availability of Form 1099
•	Replace lost dividend checks
•	Reconcile paid and outstanding checks
•	Code “undeliverable” Accounts to suppress mailing dividend checks to same
•	Keep records of accumulated uncashed dividends
•	Withhold tax from Shareholder Accounts as required by United States government regulations
•	Reconcile and report taxes withheld, including additional Form 1099 reporting requirements, to the Internal Revenue Service
•	Mail to new Accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding
•	Perform Shareholder file adjustments to reflect certification of Accounts
•	If Customer is not tax resident in the United States, Customer shall advise Agent. Dividend withholding tax services are subject to additional fees
•	Track and mail notices to “unresponsive payees” as required by SEC Rule 17Ad-17, and replace checks as requested by unresponsive payees

Automated Clearing House (ACH) Services (per fund)
•	Review data for accuracy and completeness
•	Mail cure letter to Shareholders with incomplete information
•	Code Accounts for ACH and perform pre-note test
•	Identify rejected ACH transmissions, mail dividend check and explanation letter to Shareholders with rejected transmissions
•	Respond to Shareholder inquiries concerning the ACH Program
•	Calculate on a monthly basis the Share breakdown for ACH vs. other dividend payments and notify Customer of funding amount for ACH transmissions and other payable date funds
•	Credit ACH designated bank accounts automatically on dividend payable date
•	Maintain ACH participant file, including coding new ACH Accounts
•	Process termination requests
•	Keep adequate records including retention of ACH documents

Investment Plan Services (per fund)
•	Maintain Plan Accounts and establish new participant Accounts
•	As requested, invest dividend monies and optional cash purchases per the Plan document
•	Coordinate the distribution of statements and/or transaction advices to Plan participants when activity occurs
•	Coordinate an email notification to requesting Plan participants of the online availability of their Plan statements
•	Process automatic investments
•	Process termination and withdrawal requests
•	Provide Plan participants with the ability to sell Shares in accordance with the terms of the Plan
•	Process sale requests within the appropriate timeframe based on the type of service requested and the stipulations of the Plan
•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the Plan Sales Facility, in accordance with the terms and conditions of the Plan
•	Issue the proper tax forms and perform the required reporting to the IRS
•	Accept and cancel certificated Shares and credit such Shares in book-entry form into the Plan

•	Coordinate the mailing of Form 1099 to participants, including Plan participants and perform related filings with the IRS
•	Supply summary reports for each reinvestment/investment to client if requested
•	Coordinate the mailing of annual privacy notice to Plan participants, as required, at Customer’s expense

International Currency Exchange Services (per fund)
•	Allow Shareholders to elect to receive sale proceeds, dividend payments and other payment types in foreign currencies (subject to certain geographic restrictions) by check or by electronic funds transfer in accordance with Agent’s guidelines (fees paid by Shareholders)

Direct Filing of Unclaimed Property (per fund)
•	Coordinate the mailing of due diligence notices to all qualifying Shareholder Accounts as defined by the state filing matrix
•	Process responses to due diligence notices and re-issue uncashed checks to Shareholders as applicable
•	Prepare and file required preliminary and final unclaimed property reports
•	Prepare and file checks/wires for each state covering unclaimed funds as per state requirements
•	Issue and file stock/stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions
•	Retain, as required by law or otherwise, records of property escheated to the states and respond, after appropriate research, to Shareholder inquiries relating to same

Lost Shareholder Search Services (per fund)
•	Identify Accounts eligible for SEC Mandated Searches
•	Perform electronic database searches in accordance with SEC requirements
•	Update new addresses provided by search firm
•	Send verification form to Shareholder to validate address
•	Reissue unclaimed property held to Shareholders upon receipt of signed verification form

4.	Additional Services and Fees

Customer will be responsible for payment for the following services not specifically listed in Section 3 but related to the services listed in Section 3 of this Schedule or in the Agreement, as applicable based on usage, record retention, telephone line charges, RPO re-mails, courier services, freight, NCOA searches, exchange and broker fees, online knowledge-based authentication for Investor Center users, Investor Center PIN letters, certificate mailing, and responses to subpoenas. In addition, any other services provided by Agent at the request or with the consent of Customer, even if they are not currently reasonable foreseeable, will be paid by the Customer provided charges are reasonable and customary.

Services such as the payment of a stock dividend, a stock split, a corporate reorganization, mass issuance, or an unvested stock program; audit services; regulatory reports; services provided to a vendor of Company; services related to special meetings; Notice and Access Services; or any services associated with a special project are subject to additional fees.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Services and may be subject to additional fees.

5.	Billing Definition of Number of Accounts

For billing purposes, the number of Accounts will be based on open Accounts on file at the beginning of each billing period, plus any new Accounts added during that period. An open Account shall mean the Account of each Shareholder which Account shall hold any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

6.	Expenses

Customer will be responsible for the following expenses associated with the Services listed in Section 3 of this Schedule, as applicable, charges for print/mail (paper, imaging, enclosing, envelopes, sorting, delivery/postage), eDelivery, and DTC transactions. In addition, any other expenses incurred by the Agent at the request or with the consent of the Customer, even if they are not currently reasonably foreseeable, will be reimbursed by the Customer, provided such expenses are reasonable and customary.

Postage expenses in excess of $5,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

In WITNESS WHEREOF, each of the parties hereto has caused this Schedule to be executed by one of its officers thereunto duly authorized, all as of the effective date hereof.

Computershare Inc. Computershare Trust Company, N. A.			On behalf each of the Funds identified on Exhibit A attached hereto

On Behalf of Both Entities:

By:		By:

Name:	Martin J. McHale, Jr.	Name:	Robin Stelmach

Title:	President, U.S. Equity Services	Title:	President, MFS FUNDS

This Fee and Service Schedule shall serve as an attachment to the Transfer Agency and Service Agreement dated
December 18, 2006.

EXHIBIT A
List of Funds
5/1/2016

MFS Charter Income Trust

MFS Government Markets Income Trust

MFS Intermediate Income Trust

MFS Multimarket Income Trust

MFS Municipal Income Trust

MFS Special Value Trust

MFS California Municipal Fund (name change l0/1/2010)

MFS High Income Municipal Trust

MFS Intermediate High Income Fund

MFS Investment Grade Municipal Trust

MFS High Yield Municipal Trust